UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2007

CryoCor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51410	33-0922667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9717 Pacific Heights Boulevard San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 909-2200

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 21, 2007, the Registrant entered into a loan and security agreement with Silicon Valley Bank, Oxford Finance Corporation and ATEL Ventures, Inc. (together, the “Lenders”) that provides the Registrant with a $14,000,000 credit facility (the “Loan Agreement”), as evidenced by secured promissory notes (the “Notes”). The credit facility is available in up to two draws, with the first draw of $6,000,000 upon the execution of the Loan Agreement (the “First Loan”) and the second draw of $8,000,000 after the occurrence of both of the following conditions: (i) approval is received from the United States Food and Drug Administration of the Registrant’s application for pre-market approval for the treatment of atrial flutter with the CryoCor Cardiac Cryoablation System, and (ii) the Registrant receives unrestricted net cash proceeds of at least $20,000,000 from the closing of an equity financing, provided that the second draw will not be available later than 30 days following such equity financing. Upon the applicable drawdown, the Registrant will make interest-only payments for the first six months following each advance, and will then make principal payments to fully amortize the advance over the subsequent thirty-month term (the “Term Loan”). The Term Loan provides for monthly fixed interest payments equal to the greater of: (i) 11.25%, and (ii) the sum of (a) the U.S. Treasury note yield to maturity for a term of 36 months, as reported in Federal Reserve Statistical Release H.15- Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” on April 30, 2007, plus (b) 668 basis points. The Loan Agreement provides that the credit facility is secured by the Registrant’s assets, excluding intellectual property.

In connection with entering into the Loan Agreement, the Registrant will issue warrants to purchase shares of the Registrant’s common stock to the Lenders in the transaction (the “Warrants”). The total number of shares for which the Warrants will be exercisable and the purchase price per share thereunder will be based on the average reported closing price for the Registrant’s common stock on the NASDAQ Global Market over the twenty (20) consecutive trading days prior to the date on which the First Loan is made to the Registrant.

The foregoing is a summary description of the terms and conditions of the Warrants, the Loan Agreement and the Notes and by its nature is incomplete. It is qualified in the entirety by the text of the form of Warrant, the Loan Agreement and the form of Note, copies of which are attached hereto as Exhibits 4.1, 10.20 and 10.21, respectively, and are incorporated herein by reference.

On June 22, 2007, the Registrant issued a press release announcing the transactions in connection with the Loan Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

Under the terms of the venture loan and security agreement, dated March 18, 2005, by and between the Registrant and Horizon Technology Funding Company LLC (“Horizon”), pursuant to which the Registrant borrowed a total principal amount of $7,000,000 from Horizon, the maturity date for the loan thereunder is June 30, 2007 (the “Horizon Agreement”).

Effective June 18, 2007, the Registrant and Horizon agreed to terminate the Horizon Agreement, other than provisions therein that survive termination pursuant to the terms thereof, upon the payment by the Registrant of the principal loan amount and all accrued and unpaid interest thereunder in the aggregate amount of $7,039,375. The Registrant will not incur any early termination penalties upon termination of the Horizon Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

Pursuant to the Loan Agreement, the Registrant has and will become obligated to make payments after each drawdown under the credit facility.

If certain events of default occur and continue, including the Company’s failure to pay obligations under the Loan Agreement, the Company’s violation of certain covenants or if the Company becomes insolvent, Silicon Valley Bank, on behalf of itself and the other Lenders, may declare all amounts the Company owes under the Loan Agreement immediately due and payable.

See the information set forth under Item 1.01 above for a more detailed description of the transaction and other material terms and conditions.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 3.02. The Warrants issued in connection with the Loan Agreement were issued in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D, Rule 506 promulgated under the Securities Act, in that the issuance did not involve a public offering.

Each Lender pursuant to the Loan Agreement represented that it was an accredited investor as defined in Regulation D and that it was acquiring the Warrants for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to such Warrants.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Form of Warrant to Purchase Stock.

10.20	Loan and Security Agreement, dated June 21, 2007, by and among the Registrant, Silicon Valley Bank, Oxford Finance Corporation and ATEL Ventures, Inc.

10.21	Form of Secured Promissory Note.

99.1	Press release of CryoCor, Inc. dated June 22, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CryoCor, Inc.

	By:	/s/ Gregory J. Tibbitts
Gregory J. Tibbitts Vice President, Finance and Chief Financial Officer (Principal Financial and Accounting Officer)
Date: June 21, 2007

INDEX TO EXHIBITS

4.1	Form of Warrant to Purchase Stock.

10.20	Loan and Security Agreement, dated June 21, 2007, by and among the Registrant, Silicon Valley Bank, Oxford Finance Corporation and ATEL Ventures, Inc.

10.21	Form of Secured Promissory Note.

99.1	Press release of CryoCor, Inc. dated June 22, 2007.